UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2021

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	NOG	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On October 6, 2021, Northern Oil and Gas, Inc. (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with Comstock Oil & Gas, LLC (“Comstock”) pursuant to which the Company agreed to acquire (the “Comstock Acquisition”) certain oil and gas properties, interests and related assets (the “Assets”) for an unadjusted aggregate cash purchase price of $154.0 million, subject to certain customary purchase price adjustments. The Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions and has an effective date of October 1, 2021.

Certain of the Assets to be purchased in connection with the Comstock Acquisition are subject to third party consent rights, which, if not obtained within certain periods of time designated in the Purchase Agreement, would result in the exclusion of such assets from the Comstock Acquisition. The obligations of the parties to complete the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of customary closing conditions set forth in the Purchase Agreement. Upon termination of the Purchase Agreement under specified circumstances, generally relating to a failure by the Company to close or fulfill in any material respect any of its obligations under the Purchase Agreement, the Company would be required to forfeit to Comstock the cash deposit thereunder.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified by, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Purchase Agreement has been included with this Current Report on Form 8-K (this “Report”) to provide investors and security holders with information regarding the terms of the transactions contemplated therein. It is not intended to provide any other factual information about the Company, Comstock or the Assets. The representations, warranties, covenants and agreements contained in the Purchase Agreement, which are made only for purposes of the Purchase Agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Company security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Comstock, or the Assets. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.    Other Events.

On October 7, 2021, the Company issued a press release regarding the Comstock Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Asset Purchase Agreement between Northern Oil and Gas, Inc. and Comstock Oil & Gas, LLC, dated October 6, 2021.*
99.1	Press Release of Northern Oil and Gas, Inc., dated October 7, 2021
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

*    Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit. Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2021	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Chief Legal Officer and Secretary